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                                                                    EXHIBIT 11.1


                          EPIC DESIGN TECHNOLOGY, INC.
                       COMPUTATION OF NET INCOME PER SHARE
                      (In thousands, except per share data)
                                   (Unaudited)

                                                                               THREE MONTHS ENDED
                                                                                  DECEMBER 31,
                                                                              --------------------
                                                                               1996         1995
                                                                              -------      -------


Net income                                                                    $ 2,926      $ 1,867
                                                                              =======      =======




Weighted average common shares outstanding                                     13,667       12,282
Weighted average convertible preferred stock
Weighted average common share equivalents related to stock options
(using the treasury stock method)                                               1,068        1,374
                                                                              -------      -------


Shares used in per share computation                                           14,735       13,656
                                                                              =======     ========


Net income per share                                                          $  0.20      $  0.14
                                                                              =======      =======
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